Exhibit 99.1

Joseph C. Lawler to succeed David S. Wetherell as Chairman of CMGI

WALTHAM, MA, July 27, 2006 - CMGI, Inc. (NASDAQ:CMGI) announced today that the Board of Directors has elected Joseph C. Lawler as Chairman of the company, in addition to his current position as President and Chief Executive Officer, effective August 31, 2006. Mr. Lawler will replace David S. Wetherell, Chairman of the Board, who has resigned from the Board, effective August 31, 2006. Mr. Wetherell cited the time required by his other business interests as the reason for his resignation. The resignation will leave CMGI with seven directors, six of whom are independent.

“Dave Wetherell has been a great asset to CMGI over the past twenty years,” said Joseph Lawler. “His visionary leadership over the years established CMGI as an early leader in the Internet age and more recently supported its growth to become a global provider of supply chain management services. The entire Board of Directors joins me in thanking Dave for his invaluable contributions to our company.”

“I applaud the efforts of Joe Lawler and his management team in building ModusLink into the premier global supply chain management firm servicing the technology industry,” said David Wetherell. “In addition, it is gratifying to see the priority that has been placed on investing in clean energy technologies through @Ventures, as I believe it presents an excellent opportunity to both optimize the return on investment for CMGI shareholders and improve the human condition.”

Mr. Wetherell added, “It has been a pleasure and an honor to work with Joe Lawler, the Board and the rest of the management team, and I wish them success in their endeavors.”

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiary ModusLink, provides industry-leading global supply chain management services and solutions that help businesses market, sell and distribute their products around the world. In addition, CMGI’s venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, see www.cmgi.com.

Contacts

Investors-Financial:

David J. Riley

Interim Chief Financial Officer

781-663-5012

ir@cmgi.com

Media:

Bob Joyce

Financial Dynamics

617-747-3620

bjoyce@fd-us.com